Exhibit 99.1

Mavis to Acquire Pep Boys from Icahn Enterprises

for $700 Million in Cash

Transaction Accelerates Mavis's Growth Strategy, Adding Iconic Pep Boys Brand and Significant Western U.S. Footprint to Mavis Network

Icahn Enterprises to Retain Owned Real Estate as well as AAMCO Transmissions and Precision Tune Auto Care Businesses

White Plains, NY and Sunny Isles Beach, FL, July 21, 2026 – Mavis Tire Express Services Corp. (“Mavis” or the “Company”), one of the largest independent tire and service providers in North America, and Icahn Enterprises L.P. (NASDAQ: IEP) (“IEP”) today announced that they have entered into a definitive agreement pursuant to which a subsidiary of Mavis will acquire The Pep Boys-Manny, Moe & Jack Holding Corp. (“Pep Boys”) from Icahn Automotive Group LLC, a subsidiary of IEP, for approximately $700 million in cash, subject to customary purchase price adjustments. IEP will retain the owned real estate previously transferred to IEP from Pep Boys, as well as the AAMCO Transmissions and Precision Tune Auto Care Businesses.

Pep Boys is an established leader in automotive services, offering tires, repairs, oil changes, and maintenance services from nearly 800 locations nationwide. The acquisition expands Mavis’s presence in new and existing markets, particularly across the Western United States, where Pep Boys has a significant retail footprint, and grows Mavis’s network to more than 4,400 service center locations across the United States and Canada.

“Today's announcement marks a significant milestone as Mavis continues to execute its growth strategy. Pep Boys is one of the most well-respected names in the automotive aftermarket, and we look forward to welcoming it into the Mavis family of brands," said David Sorbaro, Co-Chief Executive Officer of Mavis. “Pep Boys brings a loyal customer base, deep-rooted market presence across the United States, and a distribution network that will meaningfully enhance our supply chain nationwide. Together, we will create a stronger, more geographically diverse platform with the scale and capabilities to provide dependable service to even more customers and create meaningful opportunities for employees. We have tremendous respect for what the Pep Boys team has built, and we look forward to partnering with them to drive their continued success.”

“For more than 100 years, Pep Boys has earned the trust of drivers across the country by delivering quality service with honesty and care,” said Joe Auriemma, Chief Executive Officer of Pep Boys. “Mavis shares these values and, as part of the Mavis family, Pep Boys will have the scale, footprint, and operational and technological strength to continue building on its legacy as it enters a new chapter of growth.”

“We believe that the combined businesses will benefit greatly from the inevitable economies of scale and from the great experience of the Mavis team in this industry. We welcome the Mavis acquisition and are thankful to all of the employees of Pep Boys who made this transaction possible,” said Carl C. Icahn, Chairman of IEP.

“Icahn Enterprises acquired Pep Boys in 2016 because of its exceptional fundamentals – a storied brand, a loyal customer base, and a footprint that needed the right stewardship to realize its full potential,” said Ted Papapostolou, Chief Executive Officer of IEP. “Over the past decade, we have worked closely with the Pep Boys team to grow the company and strengthen its competitive position while maintaining best-in-class customer service. I look forward to watching Pep Boys continue to grow and succeed as part of Mavis.”

The transaction is expected to close in the coming months, subject to satisfaction or waiver of customary closing conditions.

Advisors

Covington & Burling LLP and Bullard Law Group, PLLC are serving as legal counsel, Jefferies is serving as exclusive financial advisor, and C Street Advisory Group is serving as strategic communications advisor to Mavis. Brown Rudnick LLP is serving as legal counsel to IEP.

Caution Concerning Forward Looking Statements

This release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed transaction, the expected timing of the closing and the satisfaction of closing conditions. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning. These statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially, including, among others, the failure to satisfy closing conditions, the failure to obtain required regulatory approvals, the occurrence of any event that could give rise to the termination of the transaction agreements. There can be no assurance that any forward-looking information will result or be achieved. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

About Mavis Tire Express Services Corp.

Mavis Tire Express Services Corp. (“Mavis”) is one of North America's largest independent tire and vehicle service providers, with a rapidly growing footprint of more than 3,600 owned and franchised retail locations across the U.S. and Canada. Headquartered in White Plains, New York, Mavis delivers expert automotive care—including tires and brakes, oil changes, inspections, and auto repair—through a family of trusted brands.

Mavis owns and operates a portfolio of auto service center brands including Mavis Discount Tire, Mavis Tires & Brakes, Midas, Express Oil Change & Tire Engineers, Brakes Plus, Tire Kingdom, NTB (National Tire & Battery), Town Fair Tire, and Tuffy. Together, these brands serve millions of drivers each year with a commitment to dependability, safety, convenience, and value.

For more information about Mavis or its family of automotive brands, visit www.mavis.com.

About The Pep Boys-Manny, Moe & Jack Holding Corp.

Pep Boys is a trusted leader in automotive services, dedicated to keeping drivers on the road with reliable maintenance and repair solutions. With nearly 800 locations across the U.S. and Puerto Rico, our team of skilled professionals, including many ASE-certified technicians, serves millions of customers each year, ranging from everyday drivers to commercial fleets.

Founded in 1921 by Navy veterans Manny, Moe and Jack, Pep Boys is built on a foundation of passion, trust and safety. More than a century later, we continue to honor that legacy by providing expert care, exceptional service and a strong commitment to the communities we serve.

We keep people moving.

Learn more at www.pepboys.com.

About Icahn Enterprises L.P.

Icahn Enterprises L.P., a master limited partnership, is a diversified holding company engaged in seven primary business segments: Investment, Energy, Automotive, Food Packaging, Real Estate, Home Fashion and Pharma.

Media Contacts

For Mavis Tire Express Services Corp.:

C Street Advisory Group

Mavis@thecstreet.com

For The Pep Boys-Manny, Moe & Jack Holding Corp.:

mediarelations@pepboys.com

For Icahn Enterprises L.P.:

Ted Papapostolou, Chief Executive Officer

(305) 422-4100

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